UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2021

INVITAE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NVTA	The New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 20, 2021, Invitae Corporation (the “Company”) entered into a Lease Agreement (the “Lease”) with APB Owner LLC, a Delaware limited liability company (the “Landlord”), for approximately 245,159 square feet of rental space located in Morrisville, North Carolina (the “Premises”). The initial term of the lease is estimated to commence on December 1, 2021 (the “Commencement Date”). The Premises is divided into a Phase I Premises (consisting of 122,579 rentable square feet) and a Phase 2 Premises (consisting of 122,580 rentable square feet). The Company’s obligation to pay rent on the Phase I Premises will commence four months following the Commencement Date, and the Company’s obligation to pay rent on the Phase 2 Premises shall commence twenty-four months following the Commencement Date. The Lease term is for 160 months. Upon commencement for both the Phase I Premises and the Phase 2 Premises following the rent abatement period, the Company will be obligated to pay approximately $4.315 million in annual rent for each Phase (an aggregate of approximately $8.630 million) initially, subject to annualized rent increases of three percent (3%) over the period of the Lease. Pursuant to the Lease, the Company will also have three options to extend the Lease for a term of five (5) years each after the expiration of the Lease. Upon the execution of the Lease, the Company has agreed to deliver to the Landlord the sum of $2,571,314 (consisting of a $1,886,912 security deposit, and one month’s rent for each Phase).

The foregoing summary of the Lease does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lease, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2021, upon the recommendation of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), the Board (and with respect to that of Sean E. George, the Company’s Chief Executive Officer (the “CEO”), all of the independent members of the Board) approved change in control and severance agreements for the Company’s named executive officers as well as other specified senior level employees. These agreements provide for customary change in control and severance benefits which were recommended by the Compensation Committee’s independent compensation consultant and are competitive with the Company’s peer group.

Each agreement provides that, upon a change in control, performance-based equity awards will be deemed achieved at target for any unfinished performance period, will convert to time-vesting at target, and will continue to vest in accordance with any service-based vesting condition specified in the award agreement, subject to acceleration upon an involuntary termination within three months prior to or 12 months following the change in control.

In addition, each agreement provides that if the named executive officer is terminated by the Company without cause or is otherwise involuntarily terminated, as such terms are defined in the agreement, within three months prior to or 12 months following a change in control, the named executive officer will be entitled to receive (i) a lump sum cash severance payment equal to 100% (150% for the CEO) of the named executive officer’s annual base salary, (ii) any earned but unpaid annual bonus, (iii) a lump sum cash payment equal to 12 months (18 months for the CEO) of COBRA premiums, and (iv) acceleration of vesting as to 100% of the executive’s then outstanding unvested equity awards subject to time-based vesting.

Under the change in control and severance agreements, each named executive officer is also entitled to severance if the named executive officer is terminated without cause or otherwise involuntarily terminated other than in connection with a change in control. Specifically, each named executive officer is entitled to (i) a lump sum cash payment equal to 100% (150% for the CEO) of the named executive officer’s annual base salary, (ii) any earned but unpaid annual bonus, and (iii) a lump sum payment equal to 12 months (18 months for the CEO) of COBRA premiums. Payment of such severance benefits is subject to the named executive officer’s execution and delivery of an effective release of claims.

Should any portion of a named executive officer’s severance or other benefits constitute a “parachute payment” under Section 280G of the Internal Revenue Code, and therefore become subject to an excise tax under Section 4999 of the Internal Revenue Code, then such named executive officer shall receive the better of (i) the full amount of the severance and other benefits under the severance and change in control agreement or (ii) a lesser amount of the severance and other benefits such that no portion of such benefits is subject to an excise tax, in each case on an after-tax basis. The Company does not “gross up” the named executive officers for any 280G related excise taxes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Lease Agreement dated as of April 20, 2021 by and between Invitae Corporation and APB Owned LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2021

INVITAE CORPORATION

By:	/s/ Thomas R. Brida
Thomas R. Brida
General Counsel